Exhibit 4.2

[FORM OF FACE OF EXCHANGE DOLLAR NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No.	$__________

8¾% Senior Subordinated Note due 2012

CUSIP No.	[144A: ________]	/	[REG S:_______]	/	[IAI: _______]
ISIN No.	[144A: ________]	/	[REG S:_______]	/	[IAI: _______]
Common Code	[144A: ________]	/	[REG S:_______]	/	[IAI: _______]

POLYPORE, INC., a Delaware corporation, promises to pay to [                   ], or registered assigns, the principal sum [of                 Dollars] [listed on the Schedule of Increases or Decreases in Global Dollar Note attached hereto]1 on May 15, 2012.

Interest Payment Dates:  May 15 and November 15.

Record Dates:  May 1 and November 1.

Additional provisions of this Dollar Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

POLYPORE, INC.

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

THE BANK OF NEW YORK,
  as Trustee, certifies that this is
  one of the Dollar Notes
  referred to in the Indenture.

By:
Authorized Signatory

1               Use the Schedule of Increases and Decreases language if Dollar Note is in Global Form.

*              If the Dollar Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL SECURITIES—SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE”.

[FORM OF REVERSE SIDE OF EXCHANGE DOLLAR NOTE]

8¾% Senior Subordinated Note due 2012

1.             Interest

POLYPORE, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company), promises to pay interest on the principal amount of this Dollar Note at the rate per annum shown above.  The Company shall pay interest semiannually on May 15 and November 15 of each year, commencing November 15, 2004.  Interest on the Dollar Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from May 13, 2004 until the principal hereof is due.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.  The Company shall pay interest on overdue principal at the rate borne by the Dollar Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.             Method of Payment

The Company shall pay interest on the Dollar Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders at the close of business on May 1 and November 1 next preceding the interest payment date even if Dollar Notes are canceled after the record date and on or before the interest payment date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.  Payments in respect of the Dollar Notes represented by a Global Dollar Note (including principal, premium, if any, interest and Additional Interest, if any) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary.  The Company will make all payments in respect of a certificated Dollar Note (including principal, premium, if any, interest and Additional Interest, if any), at the office of each Paying Agent, except that, at the option of the Company, payment of interest and Additional Interest, if any, may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Dollar Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Dollar Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or a Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.             Paying Agent and Registrar

Initially, The Bank of New York, a New York banking corporation (the “Trustee”), will act as Dollar Paying Agent and Registrar.  The Company may appoint and change any Paying Agent or Registrar without notice.  The Company or any of its domestically incorporated Wholly-Owned Subsidiaries may act as Paying Agent or Registrar.

4.             Indenture

The Company issued the Dollar Notes under an Indenture dated as of May 13, 2004 (the “Indenture”), among PP Acquisition Corporation, the predecessor of the Company, the Guarantors and the Trustee.  The terms of the Dollar Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”).  Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture.  The Dollar Notes are subject to all terms and provisions of the Indenture, and the Holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions

The Dollar Notes are senior subordinated unsecured obligations of the Company.  This Dollar Note is one of the Exchange Dollar Notes referred to in the Indenture.  The Dollar Notes include the Initial Dollar Notes and any Exchange Dollar Notes issued in exchange for Initial Dollar Notes pursuant to the Indenture.  The Initial Dollar Notes and any Exchange Dollar Notes together with the Initial Euro Notes and any Exchange Euro Notes are treated as a single class of securities under the Indenture.  The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, sell or otherwise dispose of assets including capital stock, enter into or permit certain transactions with Affiliates, create or incur Liens and engage in other business activities. The Indenture also imposes limitations on the ability of the Company and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal of, if any, or interest on in respect of the Dollar Notes and all other amounts payable by the Company under the Indenture and the Dollar Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Dollar Notes and the Indenture, each of the Guarantors have, jointly and severally, unconditionally and irrevocably guaranteed the Guaranteed Obligations on a senior subordinated basis pursuant to the terms of the Indenture.

5.             Optional Redemption; Special Redemption

Except as set forth in the following paragraphs, the Dollar Notes shall not be redeemable at the Company’s option prior to May 15, 2008. Thereafter, the Dollar Notes shall be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount thereof) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve month period commencing on May 15 of the year set forth below:

Year	Redemption Price

2008	104.375%
2009	102.188%
2010 and thereafter	100.000%

In addition, prior to May 15, 2008, the Company may redeem the Dollar Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Dollar Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, prior to May 15, 2007, the Company may at its option on one or more occasions redeem the Dollar Notes (which includes Additional Dollar Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Dollar Notes (which includes Additional Dollar Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 108.75% plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that (i) at least 65% of such aggregate principal amount of Dollar Notes (which includes Additional Dollar Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and (ii) each such redemption occurs within 60 days after the date of the related Equity Offering.

Notwithstanding the foregoing, in the event that the Transactions have not been consummated on or prior to May 20, 2004, then the Company shall mandatorily redeem all the Notes on or prior to May 21, 2004, at a redemption price in cash equal to 100% of the issue price of the Notes plus accrued and unpaid interest to the date of redemption.  Notice of such redemption shall be given to the Trustee no later than the close of business on May 20, 2004.

6.             Sinking Fund

The Dollar Notes are not subject to any sinking fund.

7.             Notice of Redemption

Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Dollar Notes to be redeemed at his, her or its registered address.  Dollar Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000.  If money sufficient to pay the redemption price of and accrued and unpaid interest on all Dollar Notes (or portions thereof) to be redeemed on the redemption date is deposited with a Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date, interest ceases to accrue on such Dollar Notes (or such portions thereof) called for redemption.

8.             Repurchase of Dollar Notes at the Option of the Holders upon Change of Control and Asset Sales

If a Change of Control occurs, each Holder shall have the right, subject to certain conditions specified in the Indenture, to require the Company to repurchase all or a portion of such Holder’s Dollar Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.10 of the Indenture, the Company will be required to offer to purchase Dollar Notes upon the occurrence of certain events.

9.             Subordination

The Dollar Notes and Guarantees are subordinated to Senior Indebtedness, as defined in the Indenture.  To the extent provided in the Indenture, Senior Indebtedness must be paid before the Notes and Guarantees may be paid.  The Company and each Guarantor agrees, and each Holder by accepting a Dollar Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

10.           Denominations; Transfer; Exchange

The Dollar Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000.  A Holder shall register the transfer of or exchange of Dollar Notes in accordance with the Indenture.  Upon any registration of transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange any Dollar Notes selected for redemption in whole or in part, except the unredeemed portion of any Dollar Note being redeemed in part.  The Company shall not be required (i) to issue, to register the transfer of or to exchange any Dollar Notes during a period beginning at the opening of business 15 days before the day of the mailing of notice of redemption and ending at the close of business on such day, (ii) to register the transfer of or to exchange any Dollar Note so selected for redemption in whole or in part, except the unredeemed portion of any Dollar Note being redeemed in part or (iii) to register the transfer of or to exchange a Dollar Note between a record date and the next succeeding Interest Payment Date.

11.           Persons Deemed Owners

The registered Holder of this Dollar Note shall be treated as the owner of it for all purposes.

12.           Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and a Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person.  After any such payment, the Holders entitled to the money must look to the Company for payment as general creditors and the Trustee and a Paying Agent shall have no further liability with respect to such monies.

13.           Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Dollar Notes and the Indenture if the Company deposits with the Trustee cash in United States dollars, non-callable Government Obligations, or a combination of United States dollars and Government Obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of public accountant, to pay the principal amount at maturity of, premium, if any, and interest on the Dollar Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be.

14.           Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Guarantees or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class and (ii) any past default or compliance with any provisions of the Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class; provided, however, that if any amendment, waiver or other modification will only affect the Dollar Notes or the Euro Notes, only the consent of the Holders of at least a majority in principal amount of the then outstanding Dollar Notes or Euro Notes, as the case may be, (and not the consent of the majority of all Notes) shall be required.  Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture, the Guarantees or the Notes (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code) or to alter the provisions of Article 2 of the Indenture or the Appendix hereof relating to the form of the Notes (including the related definitions) in a manner that does not adversely affect any Holder; (iii) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes by a successor to the Company or a Guarantor in case of a merger or consolidation; (iv) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; (v) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (vi) to provide for the issuance of Notes issued after the Issue Date in accordance with the limitations set forth in the Indenture; (vii) to release any Guarantor from its Guarantee in accordance with the Indenture; (viii) or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Guarantee with respect to the Notes; or (ix) make any change in Article 10 and Article 12 of the Indenture that would limit or terminate the benefits available to any holder of Senior Debt of the Company or a holder of Guarantor Senior Debt (or any Representative thereof) under such Article 10 and Article 12.

15.           Defaults and Remedies

Events of Default include: (i) the failure to pay interest or Additional Interest, if any, on any Notes when the same becomes due and payable if the default continues for a period of 30 days (whether or not such payment shall be prohibited by Article 10 or Article 12 of the Indenture); (ii) the failure to pay the principal of or premium, if any, on any Notes when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by Article 10 or Article 12 of the Indenture); (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture if the default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01 or Section 11.06 of the Indenture, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); (iv) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Significant Subsidiary of the Company (other than a Securitization Entity) or the acceleration of the maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness, whether such Indebtedness now exists, or is created after the date of the Indenture, in default for failure to pay principal at final maturity or which has been accelerated, aggregates $20.0 million or more at any time; (v) one or more judgments in an aggregate amount in excess of $20.0 million (which are not covered by insurance or indemnity as to which the insurer or a creditworthy indemnitor has not disclaimed coverage) shall have been rendered against the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; and (vii) any Guarantee of a Significant Subsidiary, or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or group of Guarantors that taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Guarantee. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the

Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (including Additional Interest, if any) on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

16.           Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal the Company or its Affiliates with the same rights it would have if it were not Trustee.

17.           Authentication

This Dollar Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Dollar Note.

18.           Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.           Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

20.           CUSIP Numbers, ISINs and Common Codes

The Company has caused CUSIP numbers and ISINs and, in the case of the Euro Notes, Common Codes, to be printed on the Notes and has directed the Trustee to use CUSIP numbers and ISINs and, in the case of the Euro Notes, Common Codes, in notices of redemption as a convenience to the Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                           agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

[TO BE ATTACHED TO GLOBAL DOLLAR NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL DOLLAR NOTE

The initial principal amount of this Global Dollar Note is $______________.  The following increases or decreases in this Global Dollar Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Dollar Note	Amount of increase in Principal Amount of this Global Dollar Note	Principal amount of this Global Dollar Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Dollar Note purchased by the Company pursuant to Section 4.10 (Asset Sale) or 4.15 (Change of Control) of the Indenture, check the box:

Asset Sale ☐	Change of Control ☐

If you want to elect to have only part of this Dollar Note purchased by the Company pursuant to Section 4.10 (Asset Sale) or 4.15 (Change of Control) of the Indenture, state the amount ($1,000 or an integral multiple thereof):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee